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                                                               EXHIBIT 99.1
                                                               -------------



RELEASE DATE: Immediate                 CONTACT: Joseph L. Castle II
                                                 610-995-9400



                         CASTLE ENERGY
                  ANNOUNCES STATUS OF MATTERS
                 RELATING TO METALLGESELLSCHAFT

RADNOR, Pa, April 3, 1995 - Castle Energy* (Nasdaq - NNM: CECX)(the "Company") announced the following in response to reports that Metallgesellschaft Corp. and its affiliates will cease to provide working capital financing to the Company's refining subsidiaries, Indian Refining Limited Partnership ("IRLP") and Powerine Oil Company ("POC"):
          1. Advances under the financing were due as of March 31, 1995. Metallgesellschaft has stated that it will not continue financing under the facilities beyond that date and has sued for recovery of the claimed outstanding balances.
          2. IRLP and POC have and intend to continue to take steps to reduce their respective inventories and thereby reduce outstanding balances under the working capital facilities. The Company has provided Metallgesellschaft with business plans in this regard, and expects to be able to fully repay MG within the next 30 days, assuming a reasonable level of cooperation from MG. Outstanding balances were substantially reduced during the month of March. The value of the liquid collateral assets of IRLP and POC is substantially in excess of the outstanding balances of the loans.



     *Castle Energy Corp. is not affiliated with Castle Oil Corp.
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          3.   Metallgesellschaft has committed material defaults
     with respect to certain obligations owing to the Castle Energy group of companies, including but not limited to defaults under the prior offtake arrangement respecting the Powerine facility. Further, Shell Canada, a supplier of certain condensate feedstock to the Indian facility under 10-year agreement, has filed litigation to terminate that agreement based on an alleged failure of Metallgesellschaft to provide"adequate assurances" of its performance obligations under that agreement (Metallgesellschaft has agreed to act as "alternate purchaser" of the condensate). The Company shall pursue its legal remedies with respect to these matters. MG's defaults, and its actions with respect to the Shell Canada supply agreement, have adversely affected the Company's ability to repay the indebtedness due to MG, and the Company intends to take all appropriate actions to protect its interest with respect to these matters including legal remedies. In this regard and based on the Metallgesellschaft defaults, the Company has recently taken steps to terminate certain arrangements entered into last October which were supposedly designed by Metallgesellschaft and its lending creditors to provide protective mechanisms for Metallgesellschaft as a secured creditor of IRLP and POC.
          4. IRLP and POC have taken steps to materially reduce their operating costs, including personnel and wage/salary reductions and operating run cuts, in order to reduce cash and
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     financial requirements. These steps should enable IRLP and POC to internally finance limited operations with the intent to sell the refining operations in an orderly manner. IRLP and POC are in the process of conducting active negotiations concerning the sale of both facilities. IRLP and POC are also in the process of attempting to structure interim arrangements and expect favorable results in this regard over the next several weeks.
The Company owns two refining subsidiaries, ILRP, which owns the 86,000 B/D Indian Refinery in Lawrenceville, Illinois and POC which owns the 49,500 B/D Powerine refinery in Santa fe Springs, California. The Company, through various subsidiaries and affiliates, also owns a gas sales contract with Lone Star Gas Company, a 77-mile interstate pipeline in Rusk County, Texas and related gas contracts and interests, and operates approximately 450 oil and gas wells nationwide.

CAS677/45